Exhibit 99.3

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Agrees to Loan $154.5 Million to a Continuing Care Retirement Community
MURFREESBORO, Tenn. -- (November 3, 2014) - National Health Investors (NYSE: NHI) announced today it has agreed to lend up to $154.5 million to recapitalize and finance the expansion of Timber Ridge at Talus, a continuing care retirement community in Issaquah, Washington. It is anticipated the financing will close by November 30, 2014.

Serving the greater Seattle area, Timber Ridge at Talus is currently 95% occupied and the new expansion is 75% presold. The existing campus was built in 2008 and has 184 independent living apartments and 36 transitional care beds. Expansion construction is expected to begin upon closing and to add 145 independent living apartments, 26 assisted living/memory care apartments and 9 transitional care beds in addition to a swimming pool, dining room, fitness center and other amenities. For more information about the community, visit: http://www.timberridgelcs.com/.
“This Class A community is managed by Life Care Services, a Life Care Companies subsidiary which is one of the most respected, experienced and largest operators of continuing care retirement communities. NHI is thrilled with the opportunity to make this high quality investment which is representative of our desire to partner with best-in-class operators,” said Justin Hutchens, NHI’s CEO and President.
The financing is expected to include a $60 million senior loan and a $94.5 million construction loan with proceeds from the entrance fees of the new expansion to be applied to the construction loan balance. The average entrance fee per unit is projected to be $700,000.
The borrower will be a joint venture between Westminster Capital and Life Care Services, LLC . The loan will be divided up into two notes under one master credit agreement. The senior loan (Note A) is expected to have a 10-year maturity and 6.75% interest rate that escalates 10 basis points per year after the third year of the loan. The construction loan (Note B) is expected to have a 5-year maturity and an 8% interest rate. NHI would have the option to purchase the community upon the achievement of specific hurdles.
NHI will fund an initial amount on Note A of $30 million at closing. This amount will be funded from borrowings on NHI’s revolving credit facility. The transaction is expected to close by November 30, 2014.

About NHI
National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust (REIT) specializing in financing healthcare real estate by sale-leaseback, joint-venture, mortgages and mezzanine financing. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. NHI was incorporated and publicly listed in 1991. For more information, visit www.nhireit.com.

About LCS
Based in Des Moines, Iowa, and established in 1971, LCS is a leading provider of high-quality senior lifestyle products and services. The LCS Family of Companies provide development, management, marketing and sales, and strategic planning for continuing care retirement communities (CCRCs), stand-alone assisted living, memory care, and rental communities nationwide. The company also provides in-home care, insurance, and national purchasing consulting services. The companies of LCS serve thousands of seniors across the nation. LCS is an equal opportunity employer hiring skilled and professional employees to better serve the customer. For more information, visit LCSnet.com.

About Westminster Capital
Westminster Capital is a deeply experienced real estate investment management firm on behalf of private wealth capital. Founded in 1988, the firm is located in Lake Forest, Illinois. Private client work includes investment partnerships and separate accounts deploying approximately $700 million of investor capital. Westminster Capital maintains substantial commercial property investments throughout the United States. For more information visit, www.WestminsterCapitalLLC.com.